Exhibit 3.5

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CYNGN INC.”, FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MAY, A.D. 2021, AT 3:48 O’CLOCK P.M.

5278712 8100	Authentication: 203315228
SR# 20212173644	Date: 05-27-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

FOURTH CERTIFICATE OF AMENDMENT TO THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CYNGN INC., a Delaware Corporation	State of Delaware Secretary of State Division of Corporations Delivered 03:48 P.\1 05/27/2021 FILED 03:48PM 05/27/2021 SR 20212173644 - File Number 5278712

The undersigned does hereby certify on behalf of CYNGN Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), as follows:

FIRST: The name of the corporation is CYNGN Inc. (the “Company”).

SECOND: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on February 1, 2013 under the name Cyanogen Inc.

THIRD: The Board of Directors of the Company duly approved and adopted the following resolution in accordance with the provisions of Sections 141 and 242 of the DGCL, and by the stockholders of the Company in accordance with Section 228 thereof.

FOURTH: Section 5.1 of Part B of Article Fourth of the Fourth Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least

$25,000,000 of gross proceeds to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock voting as a separate class and the holders of at least a majority of the then outstanding shares of Series C Preferred Stock voting as a separate class (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.”

FIFTH: This Certificate of Amendment shall be effective as of the date of its filing with the Secretary of State of the State of Delaware.

SIXTH: Except as set forth in this Certificate of Amendment, the Fourth Amended and Restated Certificate of Incorporation, as amended, remains in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned, and this Certificate of Amendment has been executed by a duly authorized officer of the Company on May 27, 2021.

CYNGN INC.

By:	/s/ Lior Tal
Name:	Lior Tal
Title:	Chief Executive Officer

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